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                                 RULE 18f-3 PLAN
                                       OF
                             DLJdirect MUTUAL FUNDS

1. This plan is the written plan (the "Plan") contemplated by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in connection with the issuance and distribution of multiple classes of shares representing interests in the same portfolio of securities of each of DLJdirect Technology Fund ("Technology Fund") and DLJdirect S&P 500 Fund ("S&P 500 Fund") and DLJdirect Growth Fund ("Growth Fund", and together with the Technology Fund and S&P 500 Fund and any other future series of DLJdirect Mutual Funds, the "DLJdirect Funds").

2. DLJdirect Funds may issue multiple classes of shares, subject to such front-end sales loads, contingent deferred sales loads, redemption fees, and waivers therefrom, each up to the maximum limit and to the maximum extent permitted by the rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., as such rules and regulations may be amended from time to time, as may be described in DLJdirect Funds' Registration Statement from time to time as such changes may be approved by the Board of Trustees.

3. Each class shall have a different arrangement for shareholder services or the distribution of shares or both, and shall pay the expenses of that arrangement. Each class may pay a different share of expenses related to the management of DLJdirect Funds' assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

4. Each class may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of DLJdirect Funds to the different investment performance of each class.








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5. Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement.

6. Each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. Each class shall have in all other respects the same rights and obligations as each other class.

8. Expenses may be waived or reimbursed by DLJdirect Funds' adviser, underwriter, or any other provider of services to DLJdirect Funds.

9. Income, realized and unrealized capital gains and losses, and expenses of DLJdirect Funds not allocated to a particular class, except as set forth above, shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of DLJdirect Funds.

10. Each DLJdirect Fund may be offered with an exchange privilege providing that securities of the class may be exchanged for certain securities of another DLJdirect Fund or a fund advised by DLJdirect Funds' investment advisers or whose securities are distributed by DLJdirect Funds's distributor or otherwise.

11. Each DLJdirect Fund may be offered with a conversion feature providing that shares of one class (the "Purchase Class") will be exchanged automatically for shares of another class (the "Target Class") after a specified period of time, provided that such conversion will be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge and that the expenses, including payments authorized under a Rule 12b-1 plan for the Target Class are not higher than the expenses, including payments authorized under a Rule 12b-1 plan, for the Purchase Class; and, if the amount of expenses, including payments authorized under a Rule 12b-1 plan, for the Target Class are increased materially without approval of the shareholders of the Purchase Class, DLJdirect Funds

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will establish a new Target Class for the Purchase Class on the same terms as applied to the Target Class before that increase.

12. Each DLJdirect Fund may offer a conversion feature providing that shares of a class in which an investor is no longer eligible to participate may be converted to shares of a class in which such investor is eligible to participate provided that such investor is given notice of the proposed conversion either at the time of purchase or subsequently and the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of a sales load, fee or other charge.

13. Each DLJdirect Fund currently intends to offer one class of shares, but reserves the right to issue additional classes. Each Fund's shares are not subject to a front-end sales load. Each Fund's shares are subject to a Rule 12b-1 fee of .25% of average daily net assets. DLJdirect Technology Fund's and DLJdirect Growth Fund's shares are subject to a Management fee of .75% of each of DLJdirect Technology Fund's and DLJdirect Growth Fund's first $500 million with such amount reduced to .625% of such Fund's average daily net assets over $500 million on an annualized basis. DLJdirect S&P 500 Fund's shares are subject to a Management fee of .25% of DLJdirect S&P 500 Fund's first $500 million with such amount reduced to .20% of such Fund's average daily net assets over $500 million on an annualized basis.

14. This Plan is hereby approved by a majority of the Trustees of DLJdirect Funds, including a majority of the Trustees who are not interested persons of each DLJdirect Fund (collectively, the "Trustees"). The Trustees have found that this Plan, including the expense allocation, is in the best interests of DLJdirect Funds. The Trustees have made this determination after requesting and evaluating such information as may be reasonably necessary to evaluate this Plan.